Exhibit 3.68

ARTICLES OF ORGANIZATION

OF

KILGORE EQUIPMENT, LLC

I, THE UNDERSIGNED, as the sole member of the above-named limited liability company, and acting pursuant to the Utah Limited Liability Company Act, hereby adopt the following Articles of Organization in formation of a limited liability company:

ARTICLE I

COMPANY NAME

The name of this limited liability company is Kilgore Equipment, LLC.

ARTICLE II

DURATION OF COMPANY

The company is to exist for a period of thirty (30) years from the date of filing of these Articles of Organization with the Division of Corporations and Commercial Code of the Utah Department of Commerce.

ARTICLE III

COMPANY PURPOSES

The business purpose and object for which this company is organized shall be to conduct any or all lawful business for which limited liability companies may be organized, including, but not limited to, the following:

(a) To acquire by purchase, exchange, lease, hire or otherwise, real property of every kind, character and description whatever, wherever located, and interests of all kinds therein, and (i) to hold, own, develop, improve, manage, operate, let as lessor or sublessor, and mortgage such property; (ii) to sell and exchange such property and interests therein; (iii) to obtain, use, dispose of and deal in and with such property in every other manner, either alone or in conjunction with others, as partners, joint venturers or otherwise; and, (iv) to carry on the business of managing agent, broker, finder, consultant and all other functions in connection therewith.

(b) To acquire, own, hold, use and employ, sell, lease, exchange, transfer and otherwise dispose of, mortgage, lend, pledge and otherwise deal in and with securities of any persons, domestic and foreign firms, associations and corporations, and any government or agency or instrumentality thereof; and while owner of such securities, to exercise any and all rights, powers and privileges in respect thereof.

(c) To transact any and all other businesses for which limited liability companies may be formed under Utah law.

(d) To accomplish any of the foregoing purposes for its own account or as nominee, agent or trustee for others.

The foregoing paragraphs shall be construed both as objects and powers and shall not be held to limit or restrict in any manner the general powers of the company and the enjoyment and exercise thereof, as conferred by the laws of the State of Utah; and it is intended that the purposes, objects, and powers specified in each of the paragraphs of this ARTICLE III, COMPANY PURPOSES, of these Articles of Organization shall be regarded as independent purposes, objects, and powers.

ARTICLE IV

REGISTERED OFFICE AND AGENT

The address of this company’s initial registered office and the name of its original registered agent at such address is:

Graden P. Jackson

Strong & Hanni

9 Exchange Place

Sixth Floor, Boston Building

Salt Lake City, Utah 84111

The Division of Corporations and Commercial Code of the Utah Department of Commerce is hereby appointed as the agent of this company for service of process in the event of the resignation of the above agent, or revocation of said agent’s authority, or if said agent cannot be found or served with the exercise of reasonable diligence.

ARTICLE V

DESIGNATED OFFICE

The designated office of this company is:

1655 West 1900 North

Salt Lake City, UT 84116

ARTICLE VI

MANAGER

The company will be managed by a manager or managers, as provided in an Operating Agreement to be executed by the members. Management is not reserved to the members. The initial manager shall be Jason T. Kilgore, who shall serve as manager until the first meeting of members or until its successor is elected and qualified. The business address of said manager is as follows:

1655 West 1900 North

Salt Lake City, UT 84116

ARTICLE VII

MEMBERS’ CONTRACTS

No contracts or other transactions between the company and any other entity shall in any way be affected or invalidated by the fact that any of the members of the company are pecuniarily or otherwise interested in, or are members, trustees, partners, directors or officers of such other entity.

Any member individually, or any entity with which any member may be associated, may be a party to or may be pecuniarily or otherwise interested in, any contracts or transactions of the company, provided that the fact that such member or such trust, organization or corporation is so interested shall be disclosed to or shall have been known by the members or a majority thereof.

ARTICLE VIII

OPERATING AGREEMENT

The member of the company shall have the right to enter into an Operating Agreement to regulate and manage the affairs of the company in any manner not inconsistent with law or these articles. The power to adopt, alter, amend or repeal the Operating Agreement shall be vested in the members.

DATED this 13th day of May, 2002.

REGISTERED AGENT:	MEMBER:

/s/ Graden P. Jackson	/s/ Jason T. Kilgore
Graden P. Jackson	Jason T. Kilgore, Managing Member
1655 West 1900 North
Salt Lake City, UT 84116

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